Exhibit 99.1
August 31, 2005
Dear Fellow Partner Agent;
The Peer Review Committee of The Proformance Insurance Company will advise the Board of Directors at its next meeting that we, as a committee, feel it is imperative that all Proformance partner agents, and all newly appointed partner agents going forward, must have a minimum investment of $50,000 in the National Atlantic Holdings Corporation.
As a committee, we feel that it is necessary and should be required that all of Proformance’s partner agents have “skin in the game” based upon the founding philosophy of the company, evidencing our core concept of the agent as owner and participant in the affairs of the company.
We have discussed the possibility of partner agents selling off some of their NAHC stock once the current shareholder’s “lock-up” agreement expires in October 2005, and the position we felt our company should take if that were to occur. It was agreed by the Peer Review Committee that if stock was sold, the partner agent would still be required to maintain a minimum current stock value of $50,000. If the stock value fell below the $50,000 amount, the partner agent — having sold some stock previously — would then be required to purchase additional shares of stock in the open market until the $50,000 minimum was again attained. However, if a partner agent did not sell any of their NAHC shares, and the stock value went below the $50,000 minimum, the partner agent would not be required to purchase additional shares to meet the required minimum.
The committee has requested that National Atlantic’s Investor Relations department review the stock holdings of the partner agents monthly and advise this committee of any partner agent who does not meet the financial commitment minimum, as described above.
Respectfully,

/s/ Steven C. Radespiel

Steven C. Radespiel
Chairperson
Proformance Insurance Company Peer Review Committee